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                      September 20, 2023

       Roei Golan
       Chief Financial Officer
       Check Point Software Technologies Ltd.
       5 Shlomo Kaplan Street
       Tel Aviv 6789159 , Israel

                                                        Re: Check Point
Software Technologies Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 27,
2023
                                                            File No. 000-28584

       Dear Roei Golan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology